Exhibit 99.1
October 23, 2013

Dear Wells Mid-Horizon Value-Added Fund I Member:

As a Fund update, the 330 Commerce Street building in Nashville, Tennessee was sold on August 1, 2013 for a gross sales price of $11.2 million, exclusive of closing costs and a credit of approximately $0.6 million for an outstanding tenant improvement obligation. As a result of the sale, Wells Mid-Horizon Value-Added Fund I received net sale proceeds of approximately $10.8 million.

The Board of Directors of Wells Investment Management Company, LLC (WIM) has reviewed our cash position, and after allowing for a probable capital requirement for future leasing at 6000 Nathan Lane, has declared a special distribution of $5.0 million to Members of record as of September 30, 2013.

Special Distribution
The special distribution was calculated and is being paid to each Member as provided in Section 6.2(a) (ii) of the Operating Agreement and was disbursed in accordance with the instructions on your account. The special distribution will be reflected on your 2013 Schedule K-1 as a Guaranteed Payment (in 2012, this was reported in Box 4), subject to ordinary income tax. In general, amounts reported as guaranteed payments are not passive income. However, you may wish to refer to the tax opinion prepared by our outside counsel regarding Guaranteed Payments to Members. As a reminder, the tax opinion letter was mailed together with your 2012 Schedule K-1. To prepare for your particular tax circumstances, I encourage you to seek advice from your tax professional, since Wells Mid-Horizon Value-Added Fund I does not provide any legal or tax advice and each Member’s situation can be different.

Looking Ahead
We have one remaining property in the portfolio. 6000 Nathan Lane is a five-story, 184,000 square-foot office located in Plymouth, Minnesota. When we sell our remaining property, we will work towards dissolving the partnership. Here are some items to consider for the year of dissolution which could be as early as 2014, and to discuss with your tax professional now:

Guaranteed Payment
We anticipate that any future distributions will be under Section 6.2(a)(ii) or Section 12.2(b)(iii) of the Operating Agreement and will be treated as a Guaranteed Payment as specified under the Operating Agreement.

Disposition of Partnership Interest
Upon final dissolution of the partnership, to the extent a Member has a positive tax capital account, the Member generally will recognize a tax loss on the disposition of the

Continued on reverse

3988 Central Expressway, B5 F6 Dallas, TX 75204 Tel: 800-557-4830 Fax: 214-887-741 www.WellsREF.com

partnership interest. Generally, the partnership interest is treated as a capital asset. Therefore, any loss on disposition of the partnership interest may be treated as a capital loss. In general, capital losses are only allowed to offset capital gains.

Unallowed Passive Activity Losses
In general, unallowed passive activity losses are allowed in full in the tax year that the entire interest in the passive activity is disposed of. Thus, upon final dissolution of the partnership, any unallowed passive activity losses generated from Wells Mid-Horizon Value-Added Fund I which are unused may be available to offset ordinary income.

Again, I encourage you to consult your tax advisor now for assistance with all of these tax matters as this information is provided as a resource for you, and it should not be relied upon as tax advice.

On another note, as the new president of WIM, I look forward to updating you on our progress with the final remaining property as we work toward the dissolution of the Wells Mid-Horizon Value-Added Fund I. I would also like to thank Patricia Morris for her leadership and guidance in her role as the previous portfolio manager.

Please call our Client Services Specialist at 800-557-4830 if you have any questions. As always, thank you for your investment in the Wells Mid-Horizon Value-Added Fund I.

Sincerely,
F. Parker Hudson
President
Wells Investment Management Company

cc: Financial Representative

Disclaimer under Circular 230: Any statements regarding tax matters made herein, including any attachments, are not formal tax opinions of Wells and cannot be relied upon or used by any person to avoid tax penalties. Wells does not render tax or legal advice.

This correspondence contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including discussion and analysis of our financial condition and certain other matters. You should be aware that there are various factors that could cause actual results to differ materially from any forward looking statements made herein, which include changes in general economic conditions, changes in real estate conditions, increases in interest rates, lease-up risks, inability to obtain new tenants upon the expiration of existing leases, inability to invest in properties on a timely basis or in properties that will provide targeted rates of return, and the potential need to fund tenant improvements or other capital expenditures out of operating cash flow. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. The Fund has a limited operating history; therefore, there is no assurance that it will meet its targeted investment performance.

3988 Central Expressway, B5 F6 Dallas, TX 75204 Tel: 800-557-4830 Fax: 214-887-741 www.WellsREF.com